Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Penn-America Group, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of Penn-America Group, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of December 31, 2002 and for the year then ended were audited by other auditors whose report dated January 17, 2003 expressed an unqualified opinion on those statements. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company completed a business combination with United National Group, Ltd. on January 24, 2005.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Penn-America Group, Inc.

We have audited the accompanying statements of operations, stockholders’ equity and cash flows of Penn-America Group, Inc. for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Penn-America Group, Inc. for the year ended December 31, 2002 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 17, 2003

Penn-America Group, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
(In thousands, except share data)	2004	2003

Assets
Investments:
Fixed maturities:
Available for sale, at fair value (amortized cost 2004, $355,582; 2003, $315,509)	$361,520	$323,230
Held to maturity, at amortized cost (fair value 2004, $279; 2003, $293)	275	275
Equity securities, at fair value (cost 2004, $21,387; 2003, $10,048)	22,755	10,194

Total investments	384,550	333,699
Cash and cash equivalents	36,697	11,976
Accrued investment income	3,726	3,615
Premiums receivable (net of allowances of $1,200 in 2004 and $750 in 2003)	26,516	19,382
Reinsurance recoverable	43,474	37,996
Prepaid reinsurance premiums	12,673	13,409
Deferred policy acquisition costs	21,132	17,091
Capital lease, affiliate	1,405	1,492
Deferred income taxes	5,659	3,983
Receivable on investment sales	237	—
Other assets	1,013	1,231

Total assets	$537,082	$443,874

Liabilities & Stockholders’ Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$229,151	$174,882
Unearned premiums	110,032	92,205
Accounts payable and accrued expenses	9,623	8,983
Capitalized lease obligation, affiliate	1,104	1,273
Junior subordinated debentures	30,000	30,000
Income tax payable	1,054	633
Other liabilities	6,311	5,088

Total liabilities	387,275	313,064

Commitments and Contingencies (Note 17)

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 2004 and 2003, 15,190,752 and 14,743,698 shares, respectively	152	147
Additional paid-in capital	76,070	72,416
Accumulated other comprehensive income	4,822	5,027
Retained earnings	68,912	54,005
Officers’ stock loans	—	(569)
Unearned compensation from restricted stock awards	(149)	(216)

Total stockholder’s equity	149,807	130,810

Total liabilities and stockholders’ equity	$537,082	$443,874

See accompanying Notes to Consolidated Financial Statements.

Penn-America Group, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year ended December 31,
(In thousands, except share data)	2004	2003	2002

Revenues
Premiums earned	$206,386	$154,054	$115,055
Net investment income	14,789	13,303	11,757
Net realized investment gain (loss)	(998)	1,947	1,273

Total revenues	220,177	169,304	128,085

Losses and expenses
Losses and loss adjustment expenses	126,379	94,666	75,108
Amortization of deferred policy acquisition costs	50,634	38,502	29,010
Other underwriting expenses	11,434	9,412	8,304
Corporate expenses	3,242	816	618
Interest expense	2,071	1,740	213

Total losses and expenses	193,760	145,136	113,253

Income before income tax	26,417	24,168	14,832
Income tax expense	8,850	7,443	4,368

Net Income	$17,567	$16,725	$10,464

Net income per share
Basic	$1.19	$1.14	$0.90
Diluted	$1.17	$1.12	$0.88

Weighted average shares outstanding
Basic	14,804,592	14,670,507	11,689,405
Diluted	15,063,321	14,908,976	11,879,087

Cash dividend per share	$0.18	$0.185	$0.15458

See accompanying Notes to Consolidated Financial Statements.

Penn-America Group, Inc. and Subsidiaries
Consolidated Statements of Stockholder’s Equity

			Accumulated				Unearned
		Additional	Other			Officers	Compensation	Total
	Common	Paid –in	Comprehensive	Retained	Treasury	Stock	From Restricted	Stockholders’
(in thousands, except share data)	Stock	Capital	Income	Earnings	Stock	Loans	Stock Awards	Equity

Balance at December 31, 2001	$152	$70,735	$3,106	$31,320	$(24,161)	$(629)	$(132)	$80,391

Net income	—	—	—	10,464	—	—	—	10,464
Other comprehensive income:
Unrealized gain on investments, net of tax and reclassification adjustment	—	—	3,427	—	—	—	—	3,427
Unrealized loss on cash flow hedging instrument, net of tax	—	—	(132)	—	—	—	—	(132)

Comprehensive income								13,759

Issuance of common stock	2	5,404	—	—	18,889	—	—	24,295
Retirement of treasury stock	(8)	(5,264)	—	—	5,272	—	—	—
Unearned compensation from restricted stock awards issued	—	—	—	—	—	—	(177)	(177)
Forfeiture of restricted stock awards	—	—	—	—	—	—	37	37
Amortization of unearned compensation from restricted stock awards issued	—	—	—	—	—	—	79	79
Cash dividend paid ($0.15458 per share)	—	—	—	(1,789)	—	—	—	(1,789)

Balance at December 31, 2002	$146	$70,875	$6,401	$39,995	$—	$(629)	$(193)	$(116,595)

Net income	—	—	—	16,725	—	—	—	16,725
Other comprehensive loss:
Unrealized loss on investments, net of tax and reclassification adjustment	—	—	(1,420)	—	—	—	—	(1,420)
Unrealized gain on cash flow hedging instrument, net of tax	—	—	46	—	—	—	—	46

Comprehensive income								15,351

Issuance of common stock	1	1,422	—	—	—	—	—	1,423
Compensation expense on stock options	—	119	—	—	—	—	—	119
Repayment of officers’ stock loans	—	—	—	—	—	60	—	60
Unearned compensation from restricted stock awards issued	—	—	—	—	—	—	(80)	(80)
Amortization of unearned compensation from restricted stock awards issued	—	—	—	—	—	—	57	57
Cash dividend paid ($0.185 per share)	—	—	—	(2,715)	—	—	—	(2,715)

Balance at December 31, 2003	$147	$72,416	$5,027	$54,005	$—	$(569)	$(216)	$130,810

Net income:	—	—	—	17,567	—	—	—	17,567
Other comprehensive loss:
Unrealized loss on investments, net of tax and reclassification adjustment	—	—	(365)	—	—	—	—	(365)
Unrealized gain on cash flow hedging instrument, net of tax	—	—	160	—	—	—	—	160

Comprehensive income								17,362

Issuance of common stock	5	3,532	—	—	—	—	—	3,537
Compensation expense on stock options	—	122	—	—	—	—	—	122
Forgiveness of officers’ stock loans	—	—	—	—	—	569	—	569
Amortization of unearned compensation from restricted stock awards issued	—	—	—	—	—	—	67	67
Cash dividend paid ($0.18 per share)	—	—	—	(2,660)	—	—	—	(2,660)

Balance at December 31, 2004	$152	$76,070	$4,822	$68,912	$—	$—	$(149)	$149,807

See accompanying Notes to Consolidated Financial Statements

Penn-America Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year ended December 31,
(In thousands)	2004	2003	2002

Cash flows from operating activities:
Net income	$17,567	$16,725	$10,464
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization/accretion and depreciation expense, net	2,844	2,068	215
Net realized investment loss (gain)	998	(1,947)	(1,273)
Deferred income tax benefit	(1,565)	(1,287)	(12)
Net decrease in premiums receivable, prepaid reinsurance premiums and unearned premiums	11,429	15,578	19,328
Net increase in unpaid losses and loss adjustment expenses and reinsurance recoverable	48,791	26,982	16,110
Change in:
Accrued investment income	(111)	(419)	(997)
Deferred policy acquisition costs	(4,041)	(3,932)	(4,076)
Income tax recoverable/payable	421	693	6
Other assets	598	(190)	(85)
Accounts payable and accrued expenses	640	1,283	3,900
Other liabilities	1,469	1,751	1,482

Net cash provided by operating activities	79,040	57,305	45,062

Cash flows from investing activities:
Purchases of equity securities	(28,076)	(7,862)	(6,149)
Purchases of fixed maturities available for sale	(173,012)	(193,699)	(158,951)
Proceeds from sales of equity securities	15,592	15,930	11,441
Proceeds from sales of fixed maturities available for sale	73,816	70,190	39,151
Proceeds from maturities or calls of fixed maturities available for sale	56,890	45,468	16,221
Proceeds from maturities and calls of fixed maturities held to maturity	(237)	1,686	13,130

Net cash used by investing activities	(55,027)	(68,287)	(85,157)

Cash flows from financing activities:
Issuance of common stock	3,537	1,423	24,155
Net proceeds from issuance of junior subordinated debentures	—	14,549	14,538
Officers’ stock loans	—	60	—
Principal payments on capital lease obligations, affiliate	(169)	(155)	(142)
Dividends paid	(2,660)	(2,715)	(1,789)

Net cash provided by financing activities	708	13,162	36,762

Increase (decrease) in cash and cash equivalents	24,721	2,180	(3,333)
Cash and cash equivalents, beginning of year	11,976	9,796	13,129

Cash and cash equivalents, end of year	$36,697	$11,976	$9,796

Supplemental disclosure of cash flow information:
Interest paid	$2,050	$1,630	$140
Taxes paid	7,863	7,946	4,332

See accompanying Notes to Consolidated Financial Statements.

Penn-America Group, Inc. and Subsidiaries
Notes to the Consolidated Financial Statements

Note 1 Summary of Significant Accounting Policies

Basis of Presentation and Description of Business.

Penn-America Group, Inc. (“PAGI”) is an insurance holding company. At December 31, 2004, Penn Independent Corporation’s wholly-owned subsidiary, PIC Holdings, Inc. (“PIC Holdings”) owned approximately 31% of the outstanding common stock of PAGI. On May 19, 2004, Penn Independent Corporation transferred all of its shares of PAGI’s common stock to PIC Holdings. On January 24, 2005, the Company completed its merger with United National Group, Ltd. (“UNGL”) having satisfied all closing conditions. Separately, UNGL also completed the acquisition of Penn Independent Corporation, which was 100% owned by the Saltzman family, a related party to the Company. In connection with the transactions, United National Group, Ltd. was renamed to United America Indemnity, Ltd .

The accompanying consolidated financial statements include the accounts of PAGI and its wholly owned subsidiaries, Penn-America Insurance Company (“Penn-America”) and its wholly owned subsidiary, Penn-Star Insurance Company (“Penn-Star”) (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation. These financial statements are prepared in conformity with accounting principles generally accepted in the United States, which differ in some respects from those required by insurance regulatory authorities.

PAGI’s wholly-owned business trust subsidiaries, Penn-America Statutory Trust I and Penn-America Statutory Trust II, are not consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities. The Company’s business trust subsidiaries have issued $30.0 million in floating rate capital securities (“Trust Preferred Securities”). PAGI guarantees all obligations of these business trust subsidiaries with respect to distributions and payments of the Trust Preferred Securities. The sole assets of the Company’s business trust subsidiaries are junior subordinated debentures issued by the Company, which have the same terms with respect to maturity, payments and distributions as the Trust Preferred Securities.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company markets and underwrites general liability, commercial property and multi-peril insurance for small businesses located primarily in small towns and rural areas. The Company is licensed to write business in all fifty states and the District of Columbia. The Company writes business on both an admitted and non-admitted basis in thirty-seven states, on only an admitted basis in one state and on only a non-admitted basis in twelve states and the District of Columbia.

Revenue Recognition. Premiums written are recognized as earned ratably over the terms of the respective policies and include estimates, net of commissions, for premiums earned but not yet billed of approximately $1,778,000 at December 31, 2004 and $1,185,000 at December 31, 2003. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force and are calculated on a semi-monthly pro-rata basis.

Valuation of Premiums Receivable. The Company evaluates the collectibility of premiums receivable based on a combination of factors. In circumstances in which the Company is aware of a specific agent’s inability to meet its financial obligations to the Company, a specific allowance for bad debts against amounts due is recorded to reduce the net receivable to the amount reasonably believed to be collectible. No such instances occurred in 2004 or 2003. For all remaining balances, allowances are recognized for bad debts based on historical statistics of the length of time the receivables are past due.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and highly liquid short-term investments with an original maturity of three months or less.

Investments. At the time of purchase of fixed-maturity investments, management makes a determination as to the investment classification (“Available for Sale” or “Held to Maturity”). Factors taken into consideration by management in determining the appropriate investment category are: maturity, yield, cash flow requirements and anticipated changes in interest rates. Fixed maturities classified as “Available for Sale” are carried at fair value with unrealized investment gains or losses, net of deferred income taxes, included as a separate component of accumulated other comprehensive income in stockholders’ equity. “Held to Maturity” investments are carried at amortized cost.

Investments in fixed-maturity securities are adjusted for amortization of premium and accretion of discounts to maturity date using the constant yield method. Interest income is recognized on the accrual basis.

The amortized cost of mortgage-backed and asset-backed securities is calculated using the constant yield method including consideration of anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from the original assumptions are accounted for using the retrospective method.

Equity securities are carried at fair value with the change in unrealized investment gains or losses, net of deferred income taxes, included as a separate component of accumulated other comprehensive income in stockholders’ equity.

Realized gains or losses represent the difference between the book value of securities sold and the proceeds realized upon sale. The Company uses the specific identification method to determine the cost of securities sold. The cost of securities is adjusted where appropriate to include a provision for a decline in value that is considered to be other-than-temporary. The Company considers four factors in determining if an other-than-temporary decline exists: length of time and extent that a security has been in an unrealized loss position; the existence of an event that would impair the issuer’s future earnings potential; the near term prospects for recovery of the market value of a security; and the intent and ability of the Company to hold the security until the market value recovers. Realized gains or losses, including any provision for other-than-temporary declines in value, are included in the statement of operations.

Derivative Instruments. The Company accounts for derivative instruments under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value.

As of December 31, 2004, the Company holds a single derivative instrument, an interest rate swap. In accordance with SFAS 133, the interest rate swap is designated as a cash flow hedge, and is recorded on the balance sheet at fair value. Changes in fair value are recorded in other comprehensive income (loss) and are reclassified to net income when impacted by the variability of the cash flow of the hedged item.

The primary objective of the Company’s interest rate swap was to hedge risk arising from interest rate volatility related to $15.0 million of floating rate capital securities (“Trust Preferred Securities”) issued by the Trust I. The Company has designated the $15.0 million of junior subordinated debentures issued by the Company to the Trust I as the hedged item. The junior subordinated debentures have the same terms with respect to maturity, payments and distributions as the Trust Preferred Securities issued by the Trust I. The Company’s strategy is to convert distributions based on a floating rate on its junior subordinated debentures with the Trust I to a fixed-rate basis.

In accordance with SFAS 133, the Company formally documents the cash flow hedging relationship between the hedging instrument and the hedged item, the risk management objective and strategy for undertaking the hedge, and how the effectiveness of hedging the exposure to variability in interest rates will be assessed. At inception, the Company determined its cash flow hedge to be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge, as it meets the criteria for assuming “no ineffectiveness”, pursuant to SFAS 133.

By using derivative instruments, the Company is exposed to credit risk based on current market conditions and potential payment obligations between the Company and its counterparty. The Company has entered into the interest rate swap with a high quality counterparty, which is rated “A1” by Moody’s Investors Service Inc. (“Moody’s”). The Company’s interest rate swap contract is governed by an International Swaps and Derivatives Association Master Agreement, and includes provisions that require collateral to be pledged by the Company or its counterparty if the current value of the interest rate swap exceeds certain thresholds. As of December 31, 2004, approximately $673,000 of collateral was held by the Company’s counterparty.

Stock-Based Compensation for Stock Options. On December 31, 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS 148”), which amends SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition for companies that adopt the fair value method of accounting for stock-based compensation. The Company has a Stock Incentive Plan which is described more fully in Note 16.

On January 1, 2003, the Company adopted the fair value recognition provisions of SFAS 148 by implementing the modified prospective transition method permitted under SFAS 148. This method requires the Company to record compensation expense for stock options vested in 2003, and annually thereafter, as if the fair value recognition method had been used since January 1, 1995. Compensation expense for stock options of $122,000 and $119,000 was recorded for the years ended December 31, 2004, and 2003 respectively.

Prior to January 1, 2003, the Company applied the recognition principles of APB No. 25, Accounting for Stock Issued to Employees, and, accordingly, no compensation expense was recognized. If the Company had applied the fair value recognition provisions of SFAS 123 in 2002, compensation expense of $247,000 would have been recorded for the year ended December 31, 2002. The following table illustrates the effect on net income and net income per share for the years ended December 31, 2004, 2003 and 2002 as if the Company had applied the fair value recognition provisions of SFAS 123.

	Year ended December 31,
(In thousands, except share data)	2004	2003	2002

Net income, as reported	$17,567	$16,725	$10,464
Add: Stock-based compensation included in net income, net of tax	79	77	—
Deduct: Stock-based compensation determined under the fair value based method, net of tax	(79)	(77)	(163)

Pro forma net income	$17,567	$16,725	$10,301

Basic net income per share:
As reported	$1.19	$1.14	$0.90
Pro forma	1.19	1.14	0.88

Diluted net income per share:
As reported	1.17	1.12	0.88
Pro forma	1.17	1.12	0.87

Policy Acquisition Costs. Policy acquisition costs such as commissions, salaries, premium taxes and certain other underwriting expenses, which vary with and are directly related to the production of business, are deferred and amortized over the effective periods of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable values, which gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses and certain other costs expected to be incurred as the premium is earned.

Losses and Loss Adjustment Expenses. The liability for losses and loss adjustment expenses represents the Company’s best estimate of the ultimate amounts needed to pay both reported and unreported claims. These estimates are based on certain actuarial and other assumptions. The Company continually reviews these estimates and, based on new developments and information, the Company includes adjustments of the probable ultimate liability in the operating results for the periods in which the adjustments are made.

Reinsurance. In the ordinary course of business, the Company reinsures its risks, generally on an excess-of-loss basis, with other insurance companies which principally are rated “A” or higher by A.M. Best. Such reinsurance arrangements serve to limit the Company’s maximum loss. Reinsurance does not relieve the Company of its primary obligation to the policyholder. Amounts recoverable from reinsurers are estimated in a manner consistent with the determination of losses and loss adjustment expenses.

Capitalized Lease, Affiliate. The capitalized lease is carried at cost less accumulated amortization. Amortization is calculated using the interest method over 20 years, which represents the term of the mortgage on the office space that the Company rents from a related party.

Insurance Related Assessments. The Company’s insurance subsidiaries are subject to state guaranty fund assessments, which enable states to meet policyholder requirements or meet other insurance obligations from insurance company insolvencies. The Company accrues for these assessments when it is probable that an assessment will be imposed, the obligatory event has occurred, and the amount of the assessment can be reasonably estimated.

Income Tax. Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the period that includes the enactment date.

Comprehensive Income. Comprehensive income encompasses all changes in stockholders’ equity (except those arising from transactions with stockholders) and includes net income, change in net unrealized investment gain or loss on fixed-maturity investments classified as “available-for-sale” and equity securities, net of income tax and reclassification adjustment, and change in net unrealized gain or loss from the cash-flow hedging instrument, net of income tax.

Junior Subordinated Debentures. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”), which establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity, the Company’s junior subordinated debentures are classified as a liability on the Consolidated Balance Sheets and the related distributions are recorded as interest expense in the Consolidated Statements of Operations.

In accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities, the Company is not permitted to consolidate the Company’s business trust subsidiaries, which in aggregate issued $30.0 million of floating rate capital securities (“Trust Preferred Securities”). The sole assets of the Company’s business trust subsidiaries are junior subordinated debentures issued by the Company, which have the same terms with respect to maturity, payments and distributions as the Trust Preferred Securities. Therefore, the Company’s junior subordinated debentures are presented as a liability in the Consolidated Balance Sheets at December 31, 2004 and 2003.

Note 2 Business Combination with United National Group, Ltd.

On January 24, 2005, the Company completed its business combination with United National Group, Ltd. having satisfied all closing conditions. In connection with the business combination, United National Group, Ltd. (“UNGL”) was renamed to United America Indemnity, Ltd. (“United America Indemnity”). Under the terms of the merger agreement, the Company’s shareholders received $15.375 of value for each share of the Company’s common stock as follows 1) 0.7756 of Class A common share of United America Indemnity, based on $13.875 divided by the volume weighted average sales price of United America Indemnity’s Class A common shares for the 20 consecutive trading days ending January 21, 2005, which was $17.89, and 2) $1.50 in cash. Separately, UNGL also completed the acquisition of Penn Independent Corporation, which was 100% owned by the Saltzman family, a related party to the Company.

For the year ended December 31, 2004, the Company incurred $2,087,000 in expenses for services provided during 2004 related to the business combination with UNGL. In connection with the successful completion of the business combination with UNGL on January 24, 2005, the Company incurred additional expenses related to financial advisory, legal and accounting services of approximately $1,350,000, additional directors and officers insurance of $661,000 and board and employee compensation of approximately $2,585,000 for bonuses and the accelerated vesting of unvested stock options and unvested restricted stock in 2005.

Note 3 Net Income Per Share

Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for each period. Diluted net income per share includes the potential dilution that could occur if outstanding contracts to issue common stock were exercised and converted to common stock. The following is a reconciliation of the basic and diluted net income per share computations:

	Year ended December 31,
(In thousands, except share data)	2004	2003	2002

Basic per share computation:
Net income	$17,567	$16,725	$10,464
Weighted average common shares outstanding	14,804,592	14,670,507	11,689,405

Basic net income per share	$1.19	$1.14	$0.90

Diluted per share computation:
Net income	$17,567	$16,725	$10,464
Weighted average common shares outstanding	14,804,592	14,670,507	11,689,405
Additional shares outstanding after the assumed exercise of options by applying the treasury stock method	258,729	238,469	189,682

Total shares	15,063,321	14,908,976	11,879,087

Diluted net income per share	$1.17	$1.12	$0.88

Note 4 Transactions with Affiliates

Penn-America was formed by Irvin Saltzman. At December 31, 2004, Irvin Saltzman was the chairman of PAGI’s Board of Directors and a director of Penn Independent Corporation. At December 31, 2004, Jon S. Saltzman, Irvin Saltzman’s son, was President and Chief Executive Officer of PAGI and a director of Penn Independent. Penn Independent, which was owned 100% by the Saltzman family, owned approximately 31% of the outstanding common stock of PAGI at December 31, 2004.

The Company leases its home office facility from Irvin Saltzman and the lease is accounted for as a capital lease. The amount of property capitalized of $2,227,000 is presented net of accumulated amortization of $822,000 and $735,000 as of December 31, 2004 and 2003, respectively. Capitalized lease obligations of $1,104,000 and $1,273,000 were recorded at December 31, 2004 and 2003, respectively, representing the lease obligation arising from this lease, which carries an 8.5% interest rate. Penn Independent and its subsidiaries also lease a portion of the building in which the Company’s home office facility is located. Management believes that the lease terms are at market rates.

At December 31, 2004, the future minimum lease payments for the capitalized lease obligation are $281,000 per year for 2005 through 2010 and the total minimum lease payments are $1,546,000. Interest expense incurred for the obligation under capital lease was $112,000, $127,000 and $139,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Penn Independent provides the Company with human resource management and other services. The Company paid $238,000, $220,000 and $230,000 in 2004, 2003 and 2002, respectively, for such services. Such amounts are based on allocations of estimated costs. All costs incurred by Penn Independent on behalf of the Company have been allocated to the Company and are reflected in the financial statements. Management believes that the methods used to allocate such costs are reasonable and that the Company’s expenses on a stand-alone basis would not be materially different.

Gross written premiums produced by insurance agency affiliates of Penn Independent were $11,671,000, $8,851,000 and $6,201,000 in 2004, 2003 and 2002, respectively. Commissions on related gross written premiums paid to such affiliates were $2,444,000, $1,875,000 and $1,314,000 in 2004, 2003 and 2002 respectively. Premiums receivable includes receivables from affiliates of $733,000 and $549,000 as of December 31, 2004 and 2003, respectively.

Note 5 Fair Values of Financial Instruments

The Company uses the following methods and assumptions in estimating the fair value of each class of financial instrument:

Investment securities: Fair values are based on quoted market prices or on quoted market prices of comparable instruments or values obtained from independent pricing services.

Cash and cash equivalents: Fair values approximate carried amounts.

Junior subordinated debentures: Fair values approximate carried amounts.

Derivative: The fair value of the Company’s cash flow hedging instrument is based on external valuation.

The carrying amounts and fair values of the Company’s financial instruments at December 31, 2004 and 2003 were as follows:

	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Assets:
Fixed maturities - available for sale	$361,520	$361,520	$323,230	$323,230
Fixed maturities - held to maturity	275	279	275	293
Equity securities	22,755	22,755	10,194	10,194
Cash and cash equivalents	36,697	36,697	11,976	11,976
Derivative, interest rate swap	113	113	—	—

Liabilities:
Junior subordinated debentures	30,000	30,000	30,000	30,000
Derivative, interest rate swap	—	—	133	133

Note 6 Investments

The Company invests primarily in investment-grade fixed maturities, substantially all of which are rated “A” or higher by Standard & Poor’s. The cost, gross unrealized gains and losses and fair values of investments at December 31, 2004 were as follows:

		Gross	Gross
		Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Fixed maturities:
Available for sale:
U.S. Treasury securities and obligations of U.S. government agencies	$17,194	$168	$101	$17,261
Corporate securities	92,790	1,207	118	93,879
Mortgage-backed securities	114,870	634	489	115,015
Other structured securities	15,384	313	48	15,649
Municipal securities	115,344	4,376	4	119,716

Total available for sale	355,582	6,698	760	361,520

Held to maturity:
U.S. Treasury securities and obligations of U.S. government agencies	25	—	—	25
Corporate securities	250	4	—	254

Total held to maturity	275	4	—	279

Total fixed-maturity securities	355,857	6,702	760	361,799
Equity securities	21,387	1,462	94	22,755

Total investments	$377,244	$8,164	$854	$384,554

The following table contains an analysis of the Company’s securities with gross unrealized losses, categorized by the period that the securities were in a continuous unrealized loss position at December 31, 2004 :

				Gross Unrealized Losses
						Between
						Seven	Greater
	Number				Six	Months	than
	of	Fair	Book		Months	and	One
(Dollars in thousands)	Securities	Value	Value	Total	or Less	One Year	Year

Fixed-maturity securities	72	$100,533	$101,293	$760	$221	$341	$198
Equity securities	13	3,149	3,243	94	15	72	7

				$854	$236	$413	$205

At December 31, 2004, the Company’s fixed-maturity investment portfolio had seventy-two (72) securities with $760,000 of gross unrealized losses. No single issuer had a gross unrealized loss position greater than $44,000 or 4.9% of its original cost.

The cost, gross unrealized gains and losses and fair values of investments at December 31, 2003 were as follows:

		Gross	Gross
		Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Fixed maturities:
Available for sale:
U.S. Treasury securities and obligations of U.S. government agencies	$18,397	$326	$48	$18,675
Corporate securities	92,083	2,615	106	94,592
Mortgage-backed securities	86,648	792	351	87,089
Other structured securities	29,796	597	48	30,345
Municipal securities	88,585	4,044	100	92,529

Total available for sale	315,509	8,374	653	323,230

Held to maturity:
U.S. Treasury securities and obligations of U.S. government agencies	25	1	—	26
Corporate securities	250	17	—	267

Total held to maturity	275	18	—	293

Total fixed-maturity securities	315,784	8,392	653	323,523
Equity securities	10,048	149	3	10,194

Total investments	$325,832	$8,541	$656	$333,717

Fixed-maturities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or to prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized		Amortized
(In thousands)	Cost	Fair Value	Cost	Fair Value

Due in one year or less	$10,596	$10,695	$—	$—
Due after one year through five years	97,075	99,263	275	279
Due after five years through ten years	110,849	113,753	—	—
Due after ten years	6,808	7,145	—	—
Mortgage-backed and other structured securities	130,254	130,664	—	—

Total	$355,582	$361,520	$275	$279

A summary of net investment income is as follows:

	Year ended December 31,
(In thousands)	2004	2003	2002

Interest on fixed maturities	$14,592	$13,015	$10,731
Dividends on equity securities	646	688	1,148
Interest on cash and cash equivalents	345	170	229
Other	13	35	38

Total investment income	15,596	13,908	12,146
Less investment expense	(807)	(605)	(389)

Net investment income	$14,789	$13,303	$11,757

All investments in fixed-maturity securities were income-producing during 2004, 2003 and 2002.

Net realized investment gain (loss) is as follows:

	Year Ended December 31,
(In thousands)	2004	2003	2002

Realized gains (losses) on investment sales:
Fixed maturities:
Gross realized gains	$649	$1,888	$3,033
Gross realized losses	(456)	(198)	(95)

Total fixed maturities	193	1,690	2,938

Equity securities:
Gross realized gains	611	790	644
Gross realized losses	(540)	(484)	(1,009)

Total equity securities	71	306	(365)

Net realized investment gain on investment sales	264	1,996	2,573

Other-than-temporary impairment write-downs:
Fixed maturities	(46)	—	(98)
Equity securities	(1,216)	(49)	(1,202)

Total other-than-temporary impairment write-downs	(1,262)	(49)	(1,300)

Net realized investment gain (loss)	$(998)	$1,947	$1,273

The Company recorded an income tax benefit of $349,000 on the net realized investment loss for the year ended December 31, 2004 and income tax expense of $681,000 and $433,000 on net realized investment gain for the years ended December 31, 2003 and 2002, respectively.

The change in net unrealized gain (loss) on investments, net of tax, which is recorded as a change in stockholders’ equity through other comprehensive income (loss) is as follows:

	Year Ended December 31,
(In thousands)	2004	2003	2002

Fixed maturities	$(1,783)	$(1,413)	$4,856
Equities	1,222	(619)	337

Unrealized gain (loss) on investments during the period before deferred income taxes	(561)	(2,032)	5,193
Deferred income tax	196	612	(1,766)

Net unrealized gain (loss) on investments, net of tax	$(365)	$(1,420)	$3,427

Statutory Deposits: The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 2004 and 2003 was $12,055,000 and $10,912,000, respectively.

Note 7 Derivative Instruments

In December 2002, the Company entered into an interest rate swap, its sole derivative instrument. The Company entered into the interest rate swap in order to hedge risk arising from interest rate volatility related to its floating rate junior subordinated debentures with the Trust I. The notional amount, which is the basis upon which pay or receive amounts are calculated, is $15.0 million and expires on December 4, 2007.

The Company recorded a $113,000 derivative asset at December 31, 2004 and a derivative liability of $133,000 at December 31, 2003. Accordingly, as of December 31, 2004 the Company recorded a net unrealized gain on this cash flow hedging instrument, net of income tax, of $73,000 in accumulated other comprehensive income.

Note 8 Reinsurance

In the normal course of business, the Company seeks to reduce the losses that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises, or reinsurers. Reinsurance contracts do not relieve the Company of its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. Allowances have been established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

At December 31, 2004, the total of reinsurance recoverable and prepaid reinsurance premiums associated with two major reinsurers, General Reinsurance Corporation and American Reinsurance Corporation, were $12,113,000 and $42,722,000, respectively.

At December 31, 2004, the Company had $1,065,000 in aggregate reinsurance recoverable due from its catastrophic loss reinsurers related to Hurricanes Charley, Frances, Ivan and Jeanne as follows: American Agricultural Insurance Company, Converium Reinsurance (NA), Inc., Everest Reinsurance Company, Shelter Mutual Insurance Company, Hanover Re (Bermuda) Ltd., XL Re Ltd., Converium Ltd. (Zurich) and Sirius International Insurance Corporation. All of these reinsurers have statutory surplus of $500 million or greater and an A.M. Best Rating of “A” (Excellent) or higher, with the exception of Converium Reinsurance (NA) Inc. and Converium Ltd. (Zurich) which were downgraded to “B-“ (Fair) and “B++”

(Very Good) by A.M. Best in 2004. The reinsurance recoverables at December 31, 2004 for Converium Reinsurance (NA) Inc. and Converium Ltd. (Zurich) is $323,000 and $389,000, respectively, which the Company believes are fully recoverable.

Written premiums and premiums earned consisted of the following:

	Year ended December 31,
(In thousands)	2004	2003	2002

Written premiums:
Gross	$259,355	$209,442	$157,433
Ceded	34,405	32,992	22,771

Net of reinsurance	$224,950	$176,450	134,662

Premiums earned:
Gross	$241,527	$182,602	$133,102
Ceded	35,141	28,548	18,047

Net of reinsurance	$206,386	$154,054	$115,055

Losses and loss adjustment expenses are net of amounts due under reinsurance contracts as follows: $27,418,000, $19,934,000 and $8,979,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 9 Unpaid Losses and Loss Adjustment Expenses

Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

	Year ended December 31,
(In thousands)	2004	2003	2002

Balance, beginning of year	$174,882	$137,747	$119,598
Less reinsurance recoverable	37,813	27,549	25,552

Net balance, beginning of year	137,069	110,198	94,046

Incurred related to:
Current year	119,209	89,167	72,702
Prior years	7,170	5,499	2,406

Total incurred	126,379	94,666	75,108

Paid related to:
Current year	30,132	24,324	22,906
Prior years	46,843	43,471	36,050

Total paid	76,975	67,795	58,956

Net balance, end of year	186,473	137,069	110,198
Plus reinsurance recoverable	42,678	37,813	27,549

Balance, end of year	$229,151	$174,882	$137,747

2004 Analysis

In 2004, the Company increased incurred losses and loss adjustment expenses attributable to insured events of prior years by $7,170,000. This increase consisted of a reduction in the Company’s estimate for the commercial property lines of business by $4,750,000 relating primarily to the 2003 accident year, offset by an increase in the Company’s estimate for the commercial liability lines of business of

$11,920,000 due to the development of outstanding claim reserves on claims occurring primarily in accident years 1997 through 2000.

In the first quarter of 2003, the Company received an unexpected increase in the number of new claims reported relating to four policies issued to a single insured between January 1, 1980 and April 1, 1983. The insured was a manufacturer of safety equipment including industrial masks and the new claims reported alleged existing and potential bodily injury due to a medical condition called silicosis. The original policies covered products and completed operations only and were issued with a $500,000 indemnity policy aggregate limit of liability. At December 31, 2004, the Company believes that its ultimate obligations for these claims are included in its estimate for unpaid loss and loss adjustment expense reserves.

2003 Analysis

In 2003, the Company increased incurred losses and loss adjustment expenses attributable to insured events of prior years by $5,499,000. This increase was primarily due to an increase of $3,570,000 in the Company’s core commercial property and casualty lines of business. This increase consisted of a reduction in the Company’s estimate for the commercial property lines of business by $2,143,000 relating primarily to the 2002 accident year, offset by an increase in the Company’s estimate for the commercial liability lines of business of $5,713,000 due to the development of outstanding claim reserves on claims occurring in various accident years. The remaining increase of $1,929,000 in incurred losses and loss adjustment expense was attributable to insured events of prior years related to the Company’s exited automobile lines of business. In 2003, the Company experienced an unanticipated increase in paid allocated loss adjustment expenses on its remaining open commercial automobile liability claims. Consequently, combined with the unanticipated activity in 2003 and review of open claims, the Company increased its estimates for loss and loss adjustment expense reserves.

2002 Analysis

In 2002, the Company increased incurred losses and loss adjustment expenses attributable to insured events of prior years by $2,406,000. The increase was attributable to an increase in estimates for loss and loss adjustment expense reserves by $5,100,000 for commercial liability lines of business, partially offset by reductions in estimates by $2,700,000 for the commercial property lines of business.

The Company’s change in estimates in 2002 for the commercial property lines resulted from lower costs per claim than expected for the 2001 accident year. As of December 31, 2001, the Company anticipated an increase in the average cost per claim of approximately 11% to $9,200 for the 2001 accident year as compared with $8,300 for the 2000 accident year. During 2002, the 2001 accident year developed more favorably than originally anticipated, as the average settlement per claim declined to approximately $8,000. Consequently, the Company reduced its estimates by $2,700,000 in 2002.

The Company’s change in estimates in 2002 for the commercial liability lines resulted primarily from an increase of $2,300,000 due to a lengthening of the selected development patterns on all accident years as closing patterns on claims closed in 2002 varied from the Company’s experience in previous years. The remainder of the change is due primarily to increases in estimates for claims expenses as paid development patterns during 2002 were in excess of expectations at December 31, 2001.

Note 10 Income Tax

The components of income tax expense are as follows:

	Year ended December 31,
(In thousands)	2004	2003	2002

Current	$10,415	$8,730	$4,380
Deferred	(1,565)	(1,287)	(12)

Income tax expense	$8,850	$7,443	$4,368

The actual income tax rate differed from the statutory income tax rate applicable to income before income taxes as follows:

	Year ended December 31,
	2004	2003	2002

Statutory income tax rate	35.0%	35.0%	34.0%
Tax-exempt interest and dividends received deduction	(4.9)	(3.9)	(4.9)
Non deductible merger expenses	2.6	—	—
Non deductible executive compensation	0.6	—	—
Other	0.2	(0.3)	0.3

Actual income tax rate	33.5%	30.8%	29.4%

The tax effects of temporary differences that result in a net deferred tax asset are summarized as follows:

	December 31,
(In thousands)	2004	2003

Assets
Effect of discounting unpaid losses and loss adjustment expenses	$8,030	$6,934
Excess of tax over financial reporting of earned premium	6,815	5,516
Realized investment losses due to other-than-temporary impairment write-downs	459	51
Other	547	501

Total deferred tax assets	15,851	13,002

Liabilities
Deferred policy acquisition costs	7,396	5,982
Unrealized gain on investments	2,557	2,754
Other	239	283

Total deferred tax liabilities	10,192	9,019

Net deferred tax asset	$5,659	$3,983

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not likely be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax asset and, therefore, no such valuation allowance has been established.

Note 11 Segment Information

The Company has one reportable segment that consists of its commercial property and casualty lines of business. In 1999, the Company exited the non-standard personal automobile line of business and announced that it would run-off its remaining portfolio of such business. For the years ended December 31, 2004, 2003 and 2002, amounts relating to the non-standard personal automobile business were not material to the financial statements presented, and therefore, are not presented separately.

Note 12 Junior Subordinated Debentures

On May 15, 2003, the Trust II, a business trust subsidiary formed by PAGI, issued $15.0 million of floating rate Trust Preferred Securities. These securities have a thirty-year maturity, with a provision that allows the Company to call these securities at par after five years from the date of issuance. Cash distributions are paid quarterly in arrears at a rate of 410 basis points over three-month London Interbank Offered Rates. Distributions on these securities can be deferred for up to five years, but in the event of such deferral, the Company may not declare or pay cash dividends on its common stock. PAGI guarantees all obligations of the Trust II with respect to distributions and payments of these securities.

Proceeds from the sale of these securities by the Trust II were used to acquire $15.0 million of Floating Rate Junior Subordinated Deferrable Interest Rate Debentures issued by the Company. These junior subordinated debentures have the same terms with respect to maturity, payments, and distributions as the floating rate Trust Preferred Securities issued by the Trust II. The proceeds from these junior subordinated debentures will be used to support growth in the Company’s insurance subsidiaries and for general corporate purposes.

On December 4, 2002, the Trust I, a business trust subsidiary formed by PAGI, issued $15.0 million of floating rate Trust Preferred Securities. These securities have a thirty-year maturity, with a provision that allows the Company to call these securities at par after five years from the date of issuance. Cash distributions are paid quarterly in arrears at a rate of 400 basis points over three-month London Interbank Offered Rates. Distributions on these securities can be deferred for up to five years, but in the event of such deferral, the Company may not declare or pay cash dividends on its common stock. PAGI guarantees all obligations of the Trust I with respect to distributions and payments of these securities.

Proceeds from the sale of these securities by the Trust I were used to acquire $15.0 million of Floating Rate Junior Subordinated Deferrable Interest Rate Debentures issued by the Company. These junior subordinated debentures have the same terms with respect to maturity, payments, and distributions as the floating rate Trust Preferred Securities issued by the Trust I. In 2002, PAGI contributed net proceeds of $14.5 million from these junior subordinated debentures to Penn-America Insurance Company to support the business growth of its insurance subsidiaries.

Note 13 Common Stock

During the fourth quarter of 2002, the Company issued 2,990,000 shares of its common stock through a public offering at a price of $8.50 per share. The shares of common stock were issued out of treasury. The 760,000 shares of treasury stock remaining after the public offering were retired. Proceeds from the offering amounted to $23.5 million, after deducting offering costs of $1.9 million. The Company contributed virtually all of the proceeds to Penn-America to support the business growth of its insurance subsidiaries.

Note 14 Dividends from Subsidiaries and Statutory Information

Penn-America and Penn-Star are regulated by the state in which they are incorporated and the states in which they do business. Such regulations, among other things, limit the payment of dividends without prior regulatory approval. PAGI is dependent on dividends from Penn-America for payment of dividends to PAGI’s stockholders, general expenses, and interest on $30.0 million of Floating Rate Junior

Subordinated Deferrable Interest Rate Debentures. Penn-America may pay dividends to PAGI without advance regulatory approval only from unassigned surplus and only to the extent that all dividends in the past twelve months do not exceed the greater of 10% of total statutory surplus or statutory net income for the prior year. Using these criteria, the maximum amount of dividends that may be paid to PAGI from Penn-America in 2005, without prior approval, is $14,034,000. During 2004, Penn-America paid no dividends to PAGI. Ordinary dividends of $2,600,000 and $1,100,000 were paid to PAGI in 2003 and 2002, respectively.

The National Association of Insurance Commissioners (“NAIC”) has developed Property and Casualty Risk-Based Capital (“RBC”) standards that relate an insurer’s reported statutory surplus to the risks inherent to overall operations. The RBC formula uses the statutory annual statement to calculate the minimum indicated capital level to support asset risk and underwriting risk. The NAIC model law calls for various levels of regulatory action based on the magnitude of an indicated RBC capital deficiency, if any. The Company regularly monitors capital requirements along with the NAIC’s RBC developments. The Company has determined that its capital levels are in excess of the minimum capital levels required by the RBC standards at December 31, 2004.

The following tables reconcile statutory surplus and net income of the Company as determined in accordance with accounting principles prescribed by the insurance regulatory authorities to stockholders’ equity and net income of the Company calculated in accordance with accounting principles generally accepted in the United States as reported herein:

	Year ended December 31,
(In thousands)	2004	2003	2002

Statutory surplus	$140,336	$121,960	$110,222
Deferred policy acquisition costs	21,132	17,091	13,159
Deferred income taxes	(3,726)	(4,445)	(4,025)
Net unrealized investment gain	6,059	7,953	9,414
Non-admitted assets	2,710	1,972	1,621
Provision for uncollectible accounts	(1,200)	(778)	(992)
Holding company assets	14,280	17,154	2,075
Junior subordinated debentures	(30,000)	(30,000)	(15,000)
Other, net	216	(97)	121

GAAP stockholders’ equity	$149,807	$130,810	$116,595

	Year ended December 31,
(In thousands)	2004	2003	2002

Statutory net income	$16,228	$12,790	$3,793
Deferred policy acquisition costs	4,041	3,932	4,076
Deferred income tax benefit	1,565	1,287	12
Allowance for uncollectible accounts	(422)	215	30
Holding company expenses, net of tax	(3,871)	(1,465)	(399)
Other-than-temporary impairment write-down timing difference	—	—	3,052
Other, net	26	(34)	(100)

GAAP net income	$17,567	$16,725	$10,464

Note 15 Incentive Savings and Retirement Plan

The Company participates in a profit-sharing and a 401(k) plan with Penn Independent that covers qualified employees. The Company’s contributions under the 401(k) plan were $198,000, $192,000 and $185,000 for the years ended December 31, 2004, 2003, and 2002, respectively. There were no profit-sharing distributions in 2004, 2003 or 2002.

Note 16 Stock Incentive Plans

In May 2003, the Company’s stockholders ratified and approved the Company’s 2002 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to enable officers, employees, directors, consultants, advisors and service providers of the Company and its affiliates (as defined in the Plan) to participate in the Company’s future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The Plan authorized the issuance of up to 1,837,500 shares of common stock pursuant to the exercise of stock options and restricted stock awards. At December 31, 2004, 1,019,863 shares have been issued, 212,300 shares have been reserved pursuant to outstanding stock options granted, 67,500 shares have expired and 537,837 shares are reserved for future issuance pursuant to options granted or the award of restricted stock.

The Company had 133,522 stock options outstanding at December 31, 2004 that were not vested and therefore, not exercisable. In accordance with the Company’s 2002 Stock Incentive Plan, the merger with UNGL on January 24, 2005 caused immediate vesting of all of the Company’s unvested stock options. As of January 24, 2004, the Company had 203,635 stock options outstanding, all of which were exercisable. Each holder of the Company’s stock options received converted stock options of United America Indemnity, Ltd.

The Company had 19,100 shares of unvested restricted stock at December 31, 2004. In accordance with the Company’s 2002 Stock Incentive Plan, the merger with UNGL on January 24, 2005 caused immediate vesting of all of the Company’s unvested restricted stock.

Stock Options: Options are granted with an exercise price equal to market price at the date of grant and are exercisable according to the various terms under which they were granted, varying from one to ten years from the date of the grant. In general, options are subject to earlier termination if the optionee leaves the employ of the Company.

The fair value of options is estimated on the grant date using the Black-Scholes option pricing model. The model assumes the following: expected annual dividend rates of 2.0% for 2004, 2003 and 2002; risk-free interest rates of 3.9% for 2004, 2.4% for 2003 and 3.6% for 2002; weighted-average expected life of the options of 6 years for 2004, 4 years for 2003 and 4.8 years for 2002; and expected stock price volatility of 29% for 2004, 28% for 2003 and 22% for 2002.

A summary of the status of and changes in the Company’s stock option plan is presented below:

	Year ended December 31,
(Options in thousands)	2004	2003	2002

Outstanding at beginning of year (average price of $5.93, $6.06 and $4.87)	630	764	492

Granted (average price of $13.75, $10.62 and $7.62 per share)	20	20	346

Exercised (average price of $5.28, $6.80 and $4.98 per share)	(434)	(132)	(29)

Forfeited (average price of $7.30, $9.27 and $7.13 per share)	(4)	(22)	(45)

Outstanding at end of year (average price of $7.97, $5.93 and $6.06)	212	630	764

Options exercisable at end of year	79	453	428

Weighted average fair value of options Granted during the year	$3.87	$2.24	$1.52

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
(Options in thousands)		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$4.83 – $5.54	20	3.1	$5.08	12	$5.18
$6.67 – $7.30	155	5.9	$7.28	49	$7.22
$10.62 – $13.75	37	4.6	$12.36	18	$10.77

Restricted Stock: The Company has awarded shares of restricted stock to certain employees. The Company did not issue shares of restricted stock in 2004; however the Company issued 7,000 shares of restricted stock in 2003. Such shares are held by the Company and released to each grantee at the rate of 20% per year provided that the grantee is still employed by the Company or its affiliates. Based on the fair value of the Company’s common stock on the date these awards were granted, the Company charged $67,000 in 2004, $57,000 in 2003 and $79,000 in 2002 to compensation expense relating to these awards. During 2004, 2003 and 2002, 7,900, 6,500 and 9,750 shares, respectively, of the restricted stock were released to the applicable employees as allowed by the provisions of the grant.

The Company’s Agents’ Contingent Profit Commission Plan allows its agents to receive up to 100% of their contingent profit commission awards in PAGI common stock in lieu of cash. At December 31, 2004, there were 241,365 shares of common stock reserved for future issuance under the Company’s Agents’ Contingent Profit Commission Plan. Agents’ common stock awards for the 2003, 2002 and 2001 years, which were issued in 2004, 2003 and 2002, amounted to 13,336, 33,313, and 62,836 shares, respectively. The commission expense recorded for 2004, 2003 and 2002 was based on the fair value of the Company’s stock on the date the shares were issued to the agents.

Note 17 Commitments and Contingencies

Legal Matters: The Company’s insurance subsidiaries are subject to routine legal proceedings in connection with their property and casualty business. The Company is involved in no other pending or threatened legal or administrative proceedings which management believes might have a material adverse effect on the Company’s financial condition or results of operations.

Leases: The Company leases computer equipment for use by its insurance subsidiaries. These leases have terms primarily expiring in less than a three-year period. Rental expenses for these operating leases were $622,000, $544,000 and $489,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

At December 31, 2004, the future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year were $550,000, $326,000 and $72,000 for 2005, 2006 and 2007 respectively.

Note 18 Other Comprehensive Income (Loss)

The Company’s other comprehensive income (loss) consists of net unrealized gain (loss) on investments and net unrealized gain (loss) on a single cash-flow hedging instrument for the year ended December 31, 2004, 2003 and 2002. The following table summarizes other comprehensive income (loss), related income tax effect, and comprehensive income (loss), net of tax:

	Year ended December 31, 2004
	Pre-tax	Income	Net of Tax
(In thousands)	Amount	Tax	Amount

Unrealized loss on investments:
Unrealized holding loss arising during period	$(1,559)	$545	$(1,014)
Reclassification adjustments for net realized loss included in net income	998	(349)	649

Unrealized loss on investments	(561)	196	(365)
Unrealized gain on cash-flow hedging instrument	246	(86)	160

Other comprehensive loss	$(315)	$110	$(205)

	Year ended December 31, 2003
	Pre-tax	Income	Net of Tax
(In thousands)	Amount	Tax	Amount

Unrealized loss on investments:
Unrealized holding loss arising during period	$(85)	$(69)	$(154)
Reclassification adjustments for net realized gain included in net income	(1,947)	681	(1,266)

Unrealized loss on investments	(2,032)	612	(1,420)
Unrealized gain on cash-flow hedging instrument	67	(21)	46

Other comprehensive loss	$(1,965)	$591	$(1,374)

	Year ended December 31, 2002
	Pre-tax	Income	Net of Tax
(In thousands)	Amount	Tax	Amount

Unrealized gain on investments:
Unrealized holding gain arising during period	$6,466	$(2,199)	$4,267
Reclassification adjustments for net realized gain included in net income	(1,273)	433	(840)

Unrealized gain on investments	5,193	(1,766)	3,427

Unrealized loss on cash-flow hedging instrument	(200)	68	(132)

Other comprehensive income	$4,993	$(1,698)	$3,295

Note 19 Unaudited Quarterly Financial Information

	2004
(In thousands except share data)	First	Second	Third	Fourth	Total

Revenues	$51,498	$54,342	$54,718	$59,619	$220,177
Net income	4,658	4,900	2,088	5,921	17,567
Net income per share:
Basic	0.32	0.33	0.14	0.40	1.19
Diluted	0.31	0.33	0.14	0.39	1.17

	2003
(In thousands except share data)	First	Second	Third	Fourth	Total

Revenues	$38,292	$39,970	$44,348	$46,694	$169,304
Net income	3,574	3,999	4,635	4,517	16,725
Net income per share:
Basic	0.24	0.27	0.31	0.31	1.14
Diluted	0.24	0.27	0.31	0.30	1.12